As filed with the Securities and Exchange Commission on February 27, 2026

Registration No. 333-173496

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-173496

ARCOS DORADOS HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	5812	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
	Rio Negro 1338, First Floor Montevideo, Uruguay, 11100

(Address of Principal Executive Offices)

Arcos Dorados Holdings Inc. Equity Incentive Plan
(Full Titles of the Plans)

Roman Ajzen
Secretary
LatAm, LLC
251 Little Falls Drive
Wilmington, DE 19808
Phone: (302) 635-5400

(Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Maurice Blanco
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Phone: (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Arcos Dorados Holdings Inc. (the “Registrant”) is filing with the Securities and Exchange Commission (the “Commission”) this post-effective amendment (this “Post-Effective Amendment”) to deregister the shares of Class A shares, no par value (the “Shares”), previously registered under the Registration Statement on Form S-8, filed with the Commission on April 14, 2011 (Commission File No. 333-173496) (the “Registration Statement”), with respect to 5,238,235 Shares, thereby registered for offer or sale pursuant to the Arcos Dorados Holdings Inc. Equity Incentive Plan (the “Plan”), together with any and all plan interests registered thereunder.

The Registrant is no longer issuing securities under the Plan. Accordingly, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement as of the date hereof. Effective upon filing hereof, the Registrant hereby removes from registration any and all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Arcos Dorados Holdings Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Montevideo, Uruguay, on the 27th day of February 2026.

Arcos Dorados Holdings Inc.

By:	/s/ Roman Ajzen
	Name:	Roman Ajzen
	Title:	Chief Legal Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.